UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2013

CyberOptics Corporation

(Exact name of registrant as specified in its charter)

Minnesota	(0-16577)	41-1472057
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
incorporation or organization)		Identification No.)

5900 Golden Hills Drive Minneapolis, Minnesota		55416
(Address of principal executive offices)		(Zip Code)

(763) 542-5000

(Registrant’s telephone number, including area code))

____________________________________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  As part of a planned transition, Kathleen P. Iverson, the President and Chief Executive Officer of CyberOptics Corporation (the “Company”), announced on December 20, 2013 that she will retire from her positions as an officer, director and employee of the Company effective January 31, 2014. As part of her retirement, Ms. Iverson will receive one years’ salary and extension of the exercisability of options to purchase an aggregate of 41,666 shares of common stock through August 31, 2014.

(c) Dr. Subodh Kulkarni, Executive Chairman and a member of the Board of Directors of the Company, will assume the role of Interim Chief Executive Officer until a permanent CEO is appointed. Dr. Kulkarni has been Executive Chairman of the Company since September 2013 and a director since 2009. He has been Chief Executive Officer since January 2013 of Prism Computational Sciences, a developer of software tools for scientific and commercial applications in simulation of hot gases and plasma used in many applications, including the semiconductor industry, but will resign his position effective upon assuming the role as Interim CEO of the Company. He was Chief Technology Officer and Senior Vice President, OEM/Emerging Business, of Imation Corp from 2009 until 2012; was Vice President, Global Commercial Business, R&D and Manufacturing of Imation from 2007 through 2009; and held various other executive management positions with Imation since 2004. Prior to joining Imation, Dr. Kulkarni held various research management positions with 3M Corporation, and prior to that, with IBM.

Item 9.01. Financial Statements and Exhibits

99.1  Press Release dated December 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBEROPTICS CORPORATION.

By	/s/ JEFFREY A. BERTELSEN
Jeffrey A. Bertelsen, Chief Financial Officer

Dated:   December 23, 2013